Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces March Quarter 2025 Financial Results

Solid March quarter revenue and strong cost performance drove profitability in line with last year

Guiding to June quarter operating margin of 11 percent to 14 percent and EPS of $1.70 to $2.30

Reducing planned capacity growth in the second half to flat year on year, aligning supply with demand

ATLANTA, April 9, 2025 – Delta Air Lines (NYSE: DAL) today reported financial results for the March quarter and provided its outlook for the June quarter. Highlights of the March quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“While the first quarter unfolded differently than initially expected, we delivered solid profitability that was flat to prior year and is expected to lead the industry. I would like to thank our people for their outstanding performance and hard work during the quarter,” said Ed Bastian, Delta’s chief executive officer.

“With broad economic uncertainty around global trade, growth has largely stalled. In this slower-growth environment, we are protecting margins and cash flow by focusing on what we can control. This includes reducing planned capacity growth in the second half of the year to flat over last year while actively managing costs and capital expenditures.”

“We expect June quarter profitability of $1.5 to $2 billion. Given the lack of economic clarity, it is premature at this time to provide an updated full-year outlook. Given our position of strength, our bias toward action and the decline in fuel prices, Delta remains well positioned to deliver solid profitability and free cash flow for the year. I expect that our financial results will continue to lead the industry and validate our strategy to create differentiation and greater financial durability.”

March Quarter 2025 GAAP Financial Results

•	Operating revenue of $14.0 billion
•	Operating income of $569 million with an operating margin of 4.0 percent
•	Pre-tax income of $320 million with a pre-tax margin of 2.3 percent
•	Earnings per share of $0.37
•	Operating cash flow of $2.4 billion
•	Payments on debt and finance lease obligations of $531 million
•	Total debt and finance lease obligations of $15.8 billion at quarter end

March Quarter 2025 Non-GAAP Financial Results

•	Operating revenue of $13.0 billion
•	Operating income of $591 million with an operating margin of 4.6 percent
•	Pre-tax income of $382 million with a pre-tax margin of 2.9 percent
•	Earnings per share of $0.46
•	Operating cash flow of $2.4 billion

1

Financial Guidance1

2Q25
Total Revenue YoY	Down 2% - up 2%
Operating Margin	11% - 14%
Earnings Per Share	$1.70 - $2.30
[1]Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures

Given current uncertainty, Delta is not reaffirming full year 2025 financial guidance and will provide an update later in the year as visibility improves.

Revenue Environment and Outlook

“Delta delivered revenue of $13 billion, 3.3 percent higher than last year, consistent with revised guidance. Through the quarter, diverse, high-margin revenue streams showed resilience, improving over prior year and approaching 60 percent of total revenue,” said Glen Hauenstein, Delta's president.

“Based on current trends, we expect June quarter total revenue to be down 2 percent to up 2 percent over prior year, with continued resilience in premium, loyalty and international partially offsetting Domestic and main cabin softness. 2025 is playing out differently than we expected at the start of the year. As a result, we are adapting to current conditions while staying true to our long-term strategy.”

•	Record March quarter revenue supported by diverse revenue streams: Delta's year-over-year revenue growth of up 3.3 percent in the March quarter was driven by the resilience of diversified revenue streams, which contributed nearly 60 percent of total revenue in the March quarter and grew mid-single digits over prior year. Adjusted total unit revenue (TRASM) was down 1.0 percent from the March quarter of 2024.
•	Premium and loyalty highlight the strength of Delta's core customer: Premium revenue growth continues to outpace main cabin, growing 7 percent on a year-over-year basis in the March quarter. American Express remuneration of $2.0 billion was a March quarter record, up 13 percent year-over-year, driven by strong cobrand spend and acquisitions.
•	International revenue grew mid-single digits year-over-year: Pacific revenue grew 16 percent on double-digit capacity growth, with unit revenue inflecting positive. Transatlantic revenue was up 5 percent over prior year, with unit revenue up 8 percent. Latin America revenue grew 5 percent over prior year with modestly negative unit revenue growth.
•	Corporate growth moderated through the quarter: After starting the year with momentum, a reduction in corporate confidence stalled growth in February and March. For the quarter, corporate sales* were up low-single digits compared to prior year, with strength led by the banking and technology sectors.

*Corporate travel sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

“Our teams ran a strong operation despite challenging weather at the start of the year, enabling us to drive efficiency and deliver non-fuel unit cost growth of up 2.6 percent over prior year. This was better than our initial expectation and a sequential improvement from the end of 2024,” said Dan Janki, Delta’s chief financial officer. “As we reduce capacity growth, we are taking incremental action to manage costs. We expect non-fuel unit cost growth consistent with our long-term target of up low-single digits in the second quarter and through the rest of the year.”

March Quarter 2025 Cost Performance

•	Operating expense of $13.5 billion and adjusted operating expense of $12.4 billion
•	Adjusted non-fuel costs of $9.9 billion
•	Non-fuel CASM was 14.44¢, an increase of 2.6 percent year-over-year
•	Adjusted fuel expense of $2.4 billion was down 7 percent year-over-year
•	Adjusted fuel price of $2.45 per gallon decreased 11 percent year-over-year with a breakeven refinery contribution

2

Balance Sheet, Cash and Liquidity

“Delta’s decade-plus commitment to our consistent strategy, investment and execution has created a differentiated and durable business that positions us to navigate periods of uncertainty,” Janki said. “We ended the first quarter with gross leverage of 2.6x and expect to repay at least $3 billion of debt this year as we continue to strengthen our investment grade balance sheet. During the quarter, we achieved our highest credit rating in decades following an upgrade from Moody's, reflecting our continued focus on debt reduction as we progress towards our long-term gross leverage target of 1x."

•	Adjusted net debt of $16.9 billion at March quarter end, a reduction of $1.1 billion from the end of 2024
•	Payments on debt and finance lease obligations for the March quarter of $531 million
•	Weighted average interest rate of 4.2 percent with 95 percent fixed rate debt and 5 percent variable rate debt
•	Adjusted operating cash flow in the March quarter of $2.4 billion, and with gross capital expenditures of $1.2 billion, free cash flow was $1.3 billion
•	Air Traffic Liability ended the quarter at $10.0 billion
•	Liquidity* of $6.8 billion at quarter-end, including $3.1 billion in undrawn revolver capacity

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

3

March Quarter 2025 Highlights

Operations, Network and Fleet

•	Operated the most on-time airline year-to-date, leading competitive set in on-time departures and arrivals and network peers in completion factor[1]
•	Recognized as the Top U.S. Airline for operational performance in 2024 by the Wall Street Journal for the fourth consecutive year
•	Earned the Cirium Platinum Award for operational excellence in 2024 for the fourth consecutive year and named the most on-time airline in North America
•	Took delivery of nine aircraft in the quarter, including A321neo, A220-300, A330-900 and A350-900 aircraft
•	Announced Delta’s first ever service from ATL to Marrakech, Morocco, beginning in October, and seasonal service to Accra, Ghana, starting in December
•	Launching the first international Delta flight from Austin with new nonstop service to Cancun, Mexico, starting in December 2025
•	Resumed daily, non-stop service from JFK to Tel Aviv on April 1
•	Introducing nonstop service from Los Angeles to Melbourne, Australia, starting December 2025

Culture and People

•	Celebrated Delta people with $1.4 billion in profit sharing on Valentine's Day, recognizing the outstanding performance of Delta’s 100,000 employees in 2024
•	Recognizing our people first culture, Delta ranked No. 15 on the Fortune 100 Best Companies to Work For list, selected by the workplace culture experts at Great Place to Work
•	Returned to CES in 2025 to give the keynote address highlighting Delta’s innovative vision for the next century of flight including Delta Concierge and the evolution of Delta Sync, along with new partnerships with Uber and YouTube
•	Named No. 11 on the Fortune World’s Most Admired Companies list and the top airline, the twelfth year Delta has been recognized
•	Ranked No. 9 on the Forbes list of America’s Best Large Employers 2025
•	Recognized by JUST Capital and CNBC as the No. 1 airline and one of the top transportation companies on the annual list of JUST 100, a ranking of companies based on the issues Americans care about most
•	Unveiled the newest livery celebrating Delta’s centennial year during the airline’s Centennial Gala in front of the newly renovated Delta Flight Museum
•	Contributed $1 million to the American Red Cross for Los Angeles wildfire relief efforts and an additional $325,000 to Los Angeles Fire Department Foundation, Los Angeles Regional Food Bank, YMCA of Metro Los Angeles and Kings Cares Foundation to help with local response

Customer Experience and Loyalty

•	Completed construction of the new Sky Club in ATL Concourse D, spanning 25,000 square feet with seating for more than 500
•	Continued rolling out fast, free WiFi for SkyMiles members with over 90 percent of the mainline fleet now equipped
•	Began flying aircraft with the new, previously announced cabin design on A350 and Boeing 757 aircraft, elevating the travel experience with new seating materials, enhanced lighting and a refreshed color palette
•	Expanded first-of-its-kind Shake Shack partnership to customers sitting in First Class departing from ATL, LAX, LGA and SEA on flights over 900 miles
•	Announced partnership with luxury Champagne brand Taittinger, available to Delta One customers on international flights, further enhancing the best-in-class Delta One experience
•	Revamped the Special Meals menu for customers in First Class and Delta One departing from the U.S. with chef-curated meals made fresh in-house for those with dietary restrictions and preferences
•	Named the Official Global Airline of the PGA TOUR and PGA TOUR Champions, beginning a multi-year partnership with the organization

Environmental Sustainability

•	Announced deepened partnership with Airbus, shaping the future of global travel through Airbus’ UpNext Innovation lab and Delta’s Sustainable Skies Lab and announced collaboration on the next phase of testing a new, more fuel-efficient flying technique, fello’fly
•	Partnering with JetZero to develop an aircraft incorporating a Blended-Wing-Body (BWB) design that is expected to be 50 percent more fuel efficient than aircraft in operation today
•	Recognized by Fast Company as one of its Most Innovative Companies for 2025 due to sustainability initiatives, including Delta’s industry leading work to scale sustainable aviation fuel (SAF)

1FlightStats preliminary data for Delta flights system wide, Delta's competitive set (AA, UA, B6, AS, WN, and DL) and Delta's network peers (AA, UA, and DL) from Jan 1 - Mar 31, 2025. On-time is defined as A0

4

March Quarter 2025 Results

March quarter results have been adjusted primarily for third-party refinery sales and gains/losses on investments as described in the reconciliations in Note A.

			$		%
	GAAP		Change		Change
($ in millions except per share and unit costs)	1Q25	1Q24
Operating income	569	614	(45)		(7	) %
Operating margin	4.0%	4.5%	(0.5	) pts	(11	) %
Pre-tax income	320	122	198			NM
Pre-tax margin	2.3%	0.9%	1.4	pts		NM
Net income	240	37	203			NM
Diluted earnings per share	0.37	0.06	0.31			NM
Operating revenue	14,040	13,748	292		2%
Total revenue per available seat mile (TRASM) (cents)	20.53	20.98	(0.45)		(2	) %
Operating expense	13,471	13,134	337		3%
Cost per available seat mile (CASM) (cents)	19.69	20.04	(0.35)		(2	) %
Fuel expense	2,410	2,598	(188)		(7	) %
Average fuel price per gallon	2.47	2.79	(0.32)		(11	) %
Operating cash flow	2,378	2,408	(30)		(1	) %
Capital expenditures	1,224	1,193	31		3%
Total debt and finance lease obligations	15,823	19,364	(3,541)		(18	) %

			$		%
	Adjusted		Change		Change
($ in millions except per share and unit costs)	1Q25	1Q24
Operating income	591	640	(49)		(8	) %
Operating margin	4.6%	5.1%	(0.5	) pts	(11	) %
Pre-tax income	382	380	2		1%
Pre-tax margin	2.9%	3.0%	(0.1	) pts	(3	) %
Net income	298	288	10		3%
Diluted earnings per share	0.46	0.45	0.01		2%
Operating revenue	12,978	12,563	415		3.3%
TRASM (cents)	18.97	19.17	(0.20)		(1.0	) %
Operating expense	12,388	11,923	465		4%
Non-fuel cost	9,875	9,227	648		7%
Non-fuel unit cost (CASM-Ex) (cents)	14.44	14.08	0.36		2.6%
Fuel expense	2,388	2,571	(183)		(7	) %
Average fuel price per gallon	2.45	2.76	(0.31)		(11	) %
Operating cash flow	2,444	2,478	(34)		(1	) %
Free cash flow	1,280	1,378	(98)		(7	) %
Gross capital expenditures	1,174	1,110	64		6%
Adjusted net debt	16,876	20,087	(3,211)		(16	) %

5

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,000 peak day Delta and Delta Connection flights to more than 290 destinations on six continents, connecting people to places and to each other.

Delta served more than 200 million customers in 2024 — safely, reliably and with industry-leading customer service innovation — and was recognized by J.D. Power this year for being No. 1 in First/Business and Premium Economy Passenger Satisfaction. The airline also was recognized as the top U.S. airline by the Wall Street Journal and as North America’s most on-time airline in 2024 and our people earned the Platinum Award for Operational Excellence from Cirium.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine and enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

Powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

In addition to the awards from J.D. Power and Cirium, Delta has been recognized among Fast Company’s Most Innovative Companies; the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; one of Glassdoor’s Best Places to Work; the top carrier for business travelers by Business Travel News; and topped 5 categories, including the Best U.S. Airline award, in Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light for the past seven years as one of the most community minded companies in the U.S.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2025	2024	$ Change	% Change
Operating Revenue:
Passenger	$11,480	$11,131	$349	3%
Cargo	208	178	30	17%
Other	2,352	2,439	(87)	(4)%
Total operating revenue	14,040	13,748	292	2%

Operating Expense:
Salaries and related costs	4,083	3,791	292	8%
Aircraft fuel and related taxes	2,410	2,598	(188)	(7)%
Ancillary businesses and refinery	1,250	1,370	(120)	(9)%
Contracted services	1,121	1,024	97	9%
Landing fees and other rents	851	748	103	14%
Aircraft maintenance materials and outside repairs	646	679	(33)	(5)%
Regional carrier expense	613	550	63	11%
Depreciation and amortization	607	615	(8)	(1)%
Passenger commissions and other selling expenses	552	550	2	–%
Passenger service	430	413	17	4%
Aircraft rent	137	136	1	1%
Profit sharing	124	125	(1)	(1)%
Other	647	535	112	21%
Total operating expense	13,471	13,134	337	3%

Operating Income	569	614	(45)	(7)%

Non-Operating Expense:
Interest expense, net	(179)	(205)	26	(13)%
Gain/(loss) on investments, net	(40)	(227)	187	(82)%
Loss on extinguishment of debt	–	(4)	4	NM
Miscellaneous, net	(30)	(56)	26	(46)%
Total non-operating expense, net	(249)	(492)	243	(49)%

Income Before Income Taxes	320	122	198	NM

Income Tax Provision	(80)	(85)	5	(6)%

Net Income	$240	$37	$203	NM

Basic Earnings Per Share	$0.37	$0.06
Diluted Earnings Per Share	$0.37	$0.06

Basic Weighted Average Shares Outstanding	644	640
Diluted Weighted Average Shares Outstanding	652	645

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2025	2024	$ Change	% Change
Ticket - Main cabin	$5,361	$5,425	$(64)	(1)%
Ticket - Premium products	4,707	4,408	299	7%
Loyalty travel awards	940	844	96	11%
Travel-related services	472	454	18	4%
Passenger revenue	$11,480	$11,131	$349	3%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2025	2024	$ Change	% Change
Refinery	$1,062	$1,185	$(123)	(10)%
Loyalty program	807	795	12	2%
Ancillary businesses	189	180	9	5%
Miscellaneous	294	279	15	5%
Other revenue	$2,352	$2,439	$(87)	(4)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q25 vs 1Q24
Revenue	1Q25($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$8,101	1%	(3)%	1%	4%
Atlantic	1,372	5%	8%	5%	(3)%
Latin America	1,334	5%	(2)%	—%	8%
Pacific	673	16%	1%	(7)%	16%
Passenger Revenue	$11,480	3%	(1)%	—%	4%
Cargo Revenue	208	17%
Other Revenue	2,352	(4)%
Total Revenue	$14,040	2%	(2)%
Third Party Refinery Sales	(1,062)
Total Revenue, adjusted	$12,978	3.3%	(1.0)%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2025	2024	Change
Revenue passenger miles (millions)	55,678	54,207	3%
Available seat miles (millions)	68,401	65,542	4%
Passenger mile yield (cents)	20.62	20.53	–%
Passenger revenue per available seat mile (cents)	16.78	16.98	(1	) %
Total revenue per available seat mile (cents)	20.53	20.98	(2	) %
TRASM, adjusted - see Note A (cents)	18.97	19.17	(1.0	) %
Cost per available seat mile (cents)	19.69	20.04	(2	) %
CASM-Ex - see Note A (cents)	14.44	14.08	2.6%
Passenger load factor	81.4%	82.7%	(1.3	) pts
Fuel gallons consumed (millions)	976	931	5%
Average price per fuel gallon	$2.47	$2.79	(11	) %
Average price per fuel gallon, adjusted - see Note A	$2.45	$2.76	(11	) %

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2025	2024
Cash Flows From Operating Activities:
Net income	$240	$37
Depreciation and amortization	607	615
Changes in air traffic liability	2,928	3,149
Changes in profit sharing	(1,265)	(1,259)
Changes in balance sheet and other, net	(132)	(134)
Net cash provided by operating activities	2,378	2,408

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(987)	(883)
Ground property and equipment, including technology	(237)	(310)
Redemption of short-term investments	–	546
Other, net	–	10
Net cash used in investing activities	(1,224)	(637)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(531)	(712)
Cash dividends	(99)	(64)
Other, net	(4)	(11)
Net cash used in financing activities	(634)	(787)

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	520	984
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,421	3,395
Cash, cash equivalents and restricted cash equivalents at end of period	$3,941	$4,379

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,711	$3,877
Restricted cash included in prepaid expenses and other	89	126
Other assets:
Restricted cash included in other noncurrent assets	141	376
Total cash, cash equivalents and restricted cash equivalents	$3,941	$4,379

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,711	$3,069
Accounts receivable, net	3,652	3,224
Fuel, expendable parts and supplies inventories, net	1,486	1,428
Prepaid expenses and other	2,387	2,123
Total current assets	11,236	9,844

Property and Equipment, Net:
Property and equipment, net	38,171	37,595

Other Assets:
Operating lease right-of-use assets	6,542	6,644
Goodwill	9,753	9,753
Identifiable intangibles, net	5,972	5,975
Equity investments	2,819	2,846
Other noncurrent assets	2,849	2,715
Total other assets	27,935	27,933
Total assets	$77,342	$75,372

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,938	$2,175
Current maturities of operating leases	752	763
Air traffic liability	10,023	7,094
Accounts payable	4,809	4,650
Accrued salaries and related benefits	3,333	4,762
Loyalty program deferred revenue	4,425	4,314
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,319	1,812
Total current liabilities	29,699	26,670

Noncurrent Liabilities:
Debt and finance leases	12,886	14,019
Noncurrent operating leases	5,704	5,814
Pension, postretirement and related benefits	3,117	3,144
Loyalty program deferred revenue	4,553	4,512
Deferred income taxes, net	2,229	2,176
Other noncurrent liabilities	3,707	3,744
Total noncurrent liabilities	32,196	33,409

Commitments and Contingencies

Stockholders' Equity:	15,447	15,293
Total liabilities and stockholders' equity	$77,342	$75,372

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments on investments. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

MTM adjustments and settlements on hedges. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			1Q25 vs 1Q24
(in millions)	March 31, 2025	June 30, 2024	March 31, 2024	% Change
Operating revenue	$14,040	$16,658	$13,748
Adjusted for:
Third-party refinery sales	(1,062)	(1,251)	(1,185)
Operating revenue, adjusted	$12,978	$15,407	$12,563	3.3%

	Three Months Ended		1Q25 vs 1Q24
	March 31, 2025	March 31, 2024	% Change
TRASM (cents)	20.53	20.98
Adjusted for:
Third-party refinery sales	(1.55)	(1.81)
TRASM, adjusted	18.97	19.17	(1.0)%

Operating Income, adjusted

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Operating income	$569	$614
Adjusted for:
MTM adjustments and settlements on hedges	22	27
Operating income, adjusted	$591	$640

12

Operating Margin, adjusted

	Three Months Ended
	March 31, 2025	March 31, 2024
Operating margin	4.0%	4.5%
Adjusted for:
Third-party refinery sales	0.3	0.4
MTM adjustments and settlements on hedges	0.2	0.2
Operating margin, adjusted	4.6%	5.1%

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	March 31, 2025			March 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$320	$(80)	$240	$0.37
Adjusted for:
MTM adjustments on investments	40
MTM adjustments and settlements on hedges	22
Non-GAAP	$382	$(84)	$298	$0.46

	Three Months Ended			Three Months Ended
	March 31, 2024			March 31, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$122	$(85)	$37	$0.06
Adjusted for:
MTM adjustments on investments	227
MTM adjustments and settlements on hedges	27
Loss on extinguishment of debt	4
Non-GAAP	$380	$(92)	$288	$0.45

Pre-Tax Margin, adjusted

	Three Months Ended
	March 31, 2025	March 31, 2024
Pre-tax margin	2.3%	0.9%
Adjusted for:
Third-party refinery sales	0.2	0.3
MTM adjustments on investments	0.3	1.6
MTM adjustments and settlements on hedges	0.2	0.2
Pre-tax margin, adjusted	2.9%	3.0%

13

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following items provide a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Net cash provided by operating activities	$2,378	$2,408
Adjusted for:
Net cash flows related to certain airport construction projects and other	66	70
Operating cash flow, adjusted	$2,444	$2,478

Operating revenue, adjusted related to premium products and diverse revenue streams

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Operating revenue	$14,040	$13,748
Adjusted for:
Third-party refinery sales	(1,062)	(1,185)
Operating revenue, adjusted	$12,978	$12,563
Less: main cabin revenue	(5,361)	(5,425)
Operating revenue, adjusted related to premium products and diverse revenue streams	$7,617	$7,138
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	59%	57%

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Operating expense	$13,471	$13,134
Adjusted for:
Aircraft fuel and related taxes	(2,410)	(2,598)
Third-party refinery sales	(1,062)	(1,185)
Profit sharing	(124)	(125)
Non-Fuel Cost	$9,875	$9,227

	Three Months Ended					1Q25 vs	4Q24 vs
	March 31, 2025	December 31, 2024	June 30, 2024	March 31, 2024	December 31, 2023	1Q24 % Change	1Q24 % Change
CASM (cents)	19.69	19.22	19.28	20.04	18.84
Adjusted for:
Aircraft fuel and related taxes	(3.52)	(3.34)	(3.77)	(3.96)	(4.30)
Third-party refinery sales	(1.55)	(1.56)	(1.68)	(1.81)	(0.82)
Profit sharing	(0.18)	(0.59)	(0.70)	(0.19)	(0.44)
CASM-Ex	14.44	13.72	13.14	14.08	13.29	2.6%	3.3%

14

Operating Expense, adjusted

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Operating expense	$13,471	$13,134
Adjusted for:
Third-party refinery sales	(1,062)	(1,185)
MTM adjustments and settlements on hedges	(22)	(27)
Operating expense, adjusted	$12,388	$11,923

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	March 31,	March 31,		March 31,	March 31,
(in millions, except per gallon data)	2025	2024	% Change	2025	2024	% Change
Total fuel expense	$2,410	$2,598		$2.47	$2.79
Adjusted for:
MTM adjustments and settlements on hedges	(22)	(27)		(0.02)	(0.03)
Total fuel expense, adjusted	$2,388	$2,571	(7)%	$2.45	$2.76	(11)%

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR ("gross leverage") because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes total operating lease liabilities (including fleet, ground and other) and sale-leaseback financing liabilities. We calculate EBITDAR by adding depreciation and amortization to operating income, adjusted and adjusting for the fixed portion of operating lease expense.

(in millions)	March 31, 2025
Debt and finance lease obligations	$15,823
Plus: operating lease liabilities	6,456
Plus: sale-leaseback financing liabilities	1,821
Plus: unamortized discount/(premium) and debt issue cost, net and other	16
Adjusted debt	$24,116

	Twelve Months Ended
(in millions)	March 31, 2025
GAAP operating income	$5,950
Adjusted for:
MTM adjustments and settlements on hedges	17
Operating income, adjusted	5,967
Adjusted for:
Depreciation and amortization	2,505
Fixed portion of operating lease expense	976
EBITDAR	$9,447

Adjusted Debt to EBITDAR	2.6	x

15

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

				1Q25 vs 4Q24
(in millions)	March 31, 2025	December 31, 2024	March 31, 2024	$ Change
Debt and finance lease obligations	$15,823	$16,194	$19,364
Plus: sale-leaseback financing liabilities	1,821	1,835	1,875
Plus: unamortized discount/(premium) and debt issue cost, net and other	16	26	69
Adjusted debt and finance lease obligations	$17,660	$18,055	$21,308
Plus: fleet operating lease liabilities	3,067	3,178	3,539
Plus: unfunded pension liabilities	–	–	81
Adjusted gross debt	$20,728	$21,234	$24,928
Less: cash and cash equivalents	(3,711)	(3,069)	(4,465)
Less: LGA restricted cash	(141)	(184)	(376)
Adjusted net debt	$16,876	$17,980	$20,087	$(1,104)

Gross Capital Expenditures. We adjust capital expenditures for the following items to determine gross capital expenditures for the reasons described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Flight equipment, including advance payments	$987	$883
Ground property and equipment, including technology	237	310
Adjusted for:
Net cash flows related to certain airport construction projects	(50)	(83)
Gross capital expenditures	$1,174	$1,110

16

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and (iii) net redemptions of short-term investments. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Net cash provided by operating activities	$2,378	$2,408
Net cash used in investing activities	(1,224)	(637)
Adjusted for:
Pension plan contributions	10	–
Net cash flows related to certain airport construction projects and other	116	154
Net redemptions of short-term investments	–	(546)
Free cash flow	$1,280	$1,378

17